7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER 2012 RESULTS

Quarterly Sales Increase at the High End of Guidance
Company Exceeds Quarterly Earnings per Share Guidance

Evansville, Indiana, August 23, 2012 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today reported results for the second quarter ended July 28, 2012.

Second Quarter Highlights

•	Net sales of $182.2 million, a 9.3 percent increase compared to the second quarter last year

•	Growth in comparable store sales of 3.0 percent

•	Earnings per diluted share of $0.14, flat with prior year comparative period

•
Company opened 11 new stores, including its first two stores in Puerto Rico.  Pre-opening expenses were $1.2 million, a $795,000 increase when compared to the second quarter last year.  This increase in expense equates to approximately $0.025 in diluted earnings per share.

Mark Lemond, President and CEO, commented, “We are in the midst of a strong athletic footwear cycle and customers continue to respond well to our athletic product assortment, generating sales at the high end of our guidance.  Our sales increase combined with a consistent emphasis on controlling inventory helped us generate a higher than anticipated merchandise margin for the quarter.  This resulted in our second quarter earnings exceeding the high end of our guidance.”

Financial Results and Payment of Quarterly Dividend

The Company reported net sales of $182.2 million for the second quarter of fiscal 2012, a 9.3 percent increase over net sales of $166.7 million in the second quarter of fiscal 2011.  Comparable store sales increased 3.0 percent in the second quarter of fiscal 2012.  Net earnings for the second quarter of fiscal 2012 increased 5.3 percent to $2.9 million over net earnings of $2.7 million in the second quarter of fiscal 2011.  Due to a slight increase in diluted shares outstanding in fiscal 2012, earnings per diluted share were $0.14 in both quarters.

The gross profit margin for the second quarter of fiscal 2012 increased to 28.7 percent compared to 27.8 percent for the second quarter of fiscal 2011.  The merchandise margin increased 0.7 percent, while buying, distribution and occupancy costs decreased 0.2 percent as a percentage of sales.  Selling, general and administrative expenses for the second quarter increased $5.4 million to $47.6 million; as a percentage of sales these expenses increased to 26.1 percent compared to 25.3 percent in the second quarter of 2011.  The increase in expense was primarily due to operating more stores, higher pre-opening expenses for new stores and increased incentive compensation.  Total pre-opening expenses included in both cost of sales and selling, general and administrative expenses increased $795,000 in the second quarter to $1.2 million.  These expenses increased primarily as a result of opening 11 new stores as compared to opening five stores in the second quarter last year.

Mr. Lemond continued, “The back-to-school season represents a key sales period for us.  Comparable store sales have increased approximately 6 percent to-date in the third quarter as compared to the same period last year.  With this strong start, we are optimistic about our sales and earnings prospects for the entire third quarter.  The Shoe Carnival model, with its broad assortment of trend-right, value-priced footwear, continues to resonate well with today’s consumer.”

Also during the second quarter of fiscal 2012, the Board of Directors for Shoe Carnival, Inc. approved the payment of a quarterly cash dividend to shareholders.  The initial quarterly cash dividend of $0.05 per share was paid on July 16, 2012, to shareholders of record as of the close of business on July 2, 2012.  Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

Net sales during the first six months of fiscal 2012 increased $39.7 million to $404.8 million as compared to the same period last year.  Comparable store sales increased 5.4 percent.  Net earnings for the first half of fiscal 2012 were $13.9 million, or $0.68 per diluted share, compared to net earnings of $12.6 million, or $0.63 per diluted share, in the first half of last year.  The gross profit margin for the first six months of fiscal 2012 was 29.9 percent compared to 29.6 percent last year.  Selling, general and administrative expenses, as a percentage of sales was 24.3 percent for the first six months fiscal 2012 compared to 24.0 percent last year.  The Company has opened 24 stores during the first six months of fiscal 2012 as compared to opening nine stores during the first half of last year.  Total pre-opening expenses included in both cost of sales and selling, general and administrative expenses increased $1.9 million in the first half of fiscal 2012 to $2.9 million.  This increase equates to a reduction of approximately $0.06 in diluted earnings per share.

Third Quarter Fiscal 2012 Earnings Outlook

The Company expects third quarter net sales to be in the range of $240 to $245 million with a comparable store sales increase in the range of 4 to 6 percent.  Earnings per diluted share in the third quarter of fiscal 2012 are expected to be in the range of $0.55 to $0.60.  In the third quarter of fiscal 2011, the Company earned $0.52 per diluted share.  Included in this guidance is an increase in pre-opening costs of $670,000, or $0.02 per diluted share, over the third quarter of fiscal 2011.

Store Growth

        The Company expects to open 31 new stores and close six stores in fiscal 2012.  Store openings and closings by quarter are as follows:

Fiscal 2012	New Stores	Stores Closings
1st Quarter	13	3
2nd Quarter	11	2
3rd Quarter	0	0
4th Quarter	7	1
Fiscal year	31	6

The 11 new stores opened during the second quarter include locations in:

City	Market	Total Stores in the Market
Barceloneta, PR	Puerto Rico	2
Bozeman, MT	Butte	1
Dallas, TX	Dallas	7
Erie, PA	Erie	1
Hatillo, PR	Puerto Rico	2
Knoxville, TN	Knoxville	4
Layton, UT	Salt Lake City	9
Mt. Pleasant, SC	Charleston	4
Riverdale, UT	Salt Lake City	9
Tucson, AZ	Tucson	1
Zanesville, OH	Zanesville	1

Conference Call

Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of August 23, 2012, the Company operates 346 stores in 32 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended July 28, 2012	Thirteen Weeks Ended July 30, 2011	Twenty-six Weeks Ended July 28, 2012	Twenty-six Weeks Ended July 30, 2011
Net sales	$182,207	$166,672	$404,820	$365,122
Cost of sales (including buying,
distribution and occupancy costs)	129,878	120,299	283,952	256,989
Gross profit	52,329	46,373	120,868	108,133
Selling, general and administrative
expenses	47,637	42,259	98,199	87,884
Operating income	4,692	4,114	22,669	20,249
Interest income	(9)	(21)	(25)	(49)
Interest expense	66	71	134	132
Income before income taxes	4,635	4,064	22,560	20,166
Income tax expense	1,776	1,349	8,681	7,532
Net income	$2,859	$2,715	$13,879	$12,364

Net income per share:
Basic	$0.14	$0.14	$0.68	$0.64
Diluted	$0.14	$0.14	$0.68	$0.63

Weighted average shares:
Basic	19,934	19,508	19,907	19,408
Diluted	20,010	19,714	19,991	19,611

Cash dividends declared per share	$0.05	$0.00	$0.05	$0.00

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	July 28, 2012	January 28, 2012	July 30, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$52,895	$70,602	$44,096
Accounts receivable	1,679	2,621	2,889
Merchandise inventories	294,387	237,655	258,069
Deferred income tax benefit	2,981	2,496	3,307
Other	5,567	2,887	5,894
Total Current Assets	357,509	316,261	314,255
Property and equipment-net	75,670	69,232	66,660
Other	859	1,069	1,177
Total Assets	$434,038	$386,562	$382,092

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$86,254	$61,238	$76,293
Accrued and other liabilities	16,424	14,522	14,005
Total Current Liabilities	102,678	75,760	90,298
Deferred lease incentives	15,280	12,964	10,082
Accrued rent	6,858	6,029	5,681
Deferred income taxes	284	1,930	1,697
Deferred compensation	6,718	6,054	5,685
Other	292	141	816
Total Liabilities	132,110	102,878	114,259
Total Shareholders' Equity	301,928	283,684	267,833
Total Liabilities and Shareholders' Equity	$434,038	$386,562	$382,092

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-six Weeks Ended July 28, 2012	Twenty-six Weeks Ended July 30, 2011
Cash flows from operating activities:
Net income	$13,879	$12,634
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,763	7,058
Stock-based compensation	2,888	1,822
Loss on retirement of assets	427	483
Deferred income taxes	(2,131)	1,996
Lease incentives	3,139	2,434
Other	397	(185)
Changes in operating assets and liabilities:
Accounts receivable	942	(1,239)
Merchandise inventories	(56,732)	(45,140)
Accounts payable and accrued liabilities	30,036	20,635
Other	(3,337)	(3,627)

Net cash used in operating activities	(2,729)	(3,129)

Cash flows from investing activities:
Purchases of property and equipment	(16,371)	(12,165)
Proceeds from sale of property and equipment	0	4
Proceeds from notes receivable	200	100

Net cash used in investing activities	(16,171)	(12,061)

Cash flows from financing activities:
Proceeds from issuance of stock	1,662	454
Dividends paid	(1,023)	0
Excess tax benefits from stock-based compensation	570	1,276
Shares surrendered by employees to pay taxes on restricted stock	(16)	(2,637)

Net cash provided by (used in) financing activities	1,193	(907)

Net decrease in cash and cash equivalents	(17,707)	(16,097)
Cash and cash equivalents at beginning of period	70,602	60,193

Cash and Cash Equivalents at End of Period	$52,895	$44,096